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Exhibit 10(c)(xx)

AMERICAN SCIENCE AND ENGINEERING, INC.

AMENDMENT TO 2003 STOCK PLAN
FOR NON-EMPLOYEE DIRECTORS

This Amendment to the American Science and Engineering, Inc. (the "Corporation") 2003 Stock Plan for Non-Employee Directors, adopted by the Board of Directors on July 14, 2003, and subsequently approved by shareholders on September 25, 2003 (the "Plan") is hereby made by the Board of Directors, pursuant to the authority granted under Section 14 (b) of the Plan. Terms that are not defined herein shall retain the definition contained in the Plan.

In the interests of the Corporation and to more appropriately reflect a reasonable basis of compensation for Non-Employee Directors, the following modifications to the Plan shall be effective, as of January 10, 2005:

  1.
  Section 6 (c) shall be replaced in its entirety by the following:

        "(c) Each year, on the date of the Company's Annual Meeting of Shareholders or Special Meeting in Lieu of Annual Meeting of Shareholders, the Chairman of the Board, if such person is a Non-Employee Director as of the close of business on such date, shall be granted an Option to acquire 10,000 Shares; provided, however, the person who serves as Chairman of the Board on the date of adoption of this Plan by the Board of Directors shall not receive Options hereunder and in lieu thereof, shall continue to receive deferred compensation in accordance with the deferred compensation arrangement in effect on such date. If the Chairman of the Board is a Non-Employee Director, and he or she is initially elected or appointed during the period commencing on the day after the Company's most recent Annual Meeting of Shareholders or Special Meeting in Lieu of Annual Meeting of Shareholders and ending on August 31, the Chairman of the Board shall be granted Options to purchase the Pro-Rata Amount of 10,000 Shares on the date of his or her initial appointment or election."

  2.
  Section 7 shall be replaced in its entirety by the following:

"7. Grant of Shares.

        (a)   Each Non-Employee Director other than the Chairman of the Board, who first becomes a Non-Employee Director during the New Non-Employee Director Period, whether by election by the stockholders or appointment by the Board of Directors, shall be granted the Prorated Amount of the lesser of Fair Market Shares or 2,000 Shares on the date of his or her initial appointment or election.

        (b)   On January 10 of each year, each then Non-Employee Director, other than the Chairman of the Board, shall be granted the lesser of Fair Market Shares or 2,000 Shares.

        (c)   On January 10 of each year, the Chairman of the Board, if such person is a Non-Employee Director, shall be granted the lesser of Fair Market Shares or 3,000 Shares. If the Chairman of the Board is a Non-Employee Director, and he or she is initially elected or appointed during the New Non-Employee Director Period, the Chairman of the Board shall be granted the Prorated Amount of the lesser of Fair Market Shares or 3,000 Shares on the date of his or her initial appointment or election."

  3.
  The following shall be added to the "Definitions" Section:

""Fair Market Shares" means the number of shares (i) as to the Chairman of the Board, obtained by dividing $45,000 by the fair market value of a share of the Corporation's common stock on the date of the award, and (ii) as to all other Board members, obtained by dividing $30,000 by the fair market value of a share of the Corporation's common stock on the date of the award."

No other terms or provisions of the Plan shall be modified or affected by this Amendment, and shall remain in full force an effect.

Date of Board of Directors Adoption: December 2, 2004

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  Exhibit 10(c)(xx)
AMERICAN SCIENCE AND ENGINEERING, INC.
AMENDMENT TO 2003 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS